Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

2005 OUTLOOK PROVIDED

•                  4Q Cable Television Revenue up 14%; Adjusted Operating Cash Flow up 20%

•                  Third Consecutive Quarter of Basic Subscriber Gains

•                  2004 Cable Television Revenue up 16%; Adjusted Operating Cash Flow up 18%

•                  2004 Record Revenue Generating Unit Growth of 1.1 Million New Additions

•                  2004 Consolidated Revenue up 18%; Adjusted Operating Cash Flow up 15%

Bethpage, N.Y., February 23, 2005 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2004.

Consolidated Results

Consolidated fourth quarter net revenues increased 11% to $1.4 billion compared to the prior year period, based on continued strong customer growth in Telecommunications Services as well as advertising and affiliate revenue growth at Rainbow Media’s Core Networks. Consolidated fourth quarter operating loss totaled $279.1 million compared to an operating loss of $46.0 million in the prior year period.  The higher operating loss results from higher DBS operating losses, as well as $354.9 million in non-cash impairment charges at Rainbow DBS to reduce the carrying value of certain assets.  Consolidated adjusted operating cash flow for the quarter increased 5% to $261.4 million compared to adjusted operating cash flow of $250.1 million in the prior year period.  The AOCF growth is driven by higher revenue, offset in part by higher DBS operating losses and $108.9 million of non-cash impairment charges at Rainbow DBS (see page 4 for a discussion of the impairment charges).  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 4 for a discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income and net loss.

For the full year 2004, consolidated net revenue increased 18% to $4.9 billion, driven by the addition of 1.1 million revenue generating units during the year in Cable Television and revenue growth at Rainbow Media’s Core Networks.  Operating loss for 2004 totaled $59.4 million compared to operating income of $31.7 million in 2003, reflecting the Rainbow DBS impairment charges discussed above as well as higher Rainbow DBS operating losses. Full year AOCF rose 15% to $1.3 billion, reflecting the revenue growth, offset in part by higher Rainbow DBS operating losses and the $108.9 million Rainbow DBS impairment charge discussed above.  Full year AOCF also includes $106.1 million of one-time payments and credits at Madison Square Garden recorded in the second quarter.

Cablevision President and CEO James L. Dolan commented:  “2004 was a remarkable year for Cablevision, highlighted by the extraordinary success we have had in executing our digital strategy.  Cablevision is now at the forefront of our industry with leading penetration rates across all of our consumer services - video, digital video, high-speed data and voice.  We have also continued to make significant progress in realizing key financial and operational goals, which has resulted in the company meeting or exceeding all of its key guidance objectives for 2004.  Moving forward, Cablevision is well positioned to continue reaping the benefits of our operating successes and improved financial position.”

Telecommunications Services – Cable Television and Lightpath

For Telecommunications Services, which includes Cable Television and Lightpath Business Services, fourth quarter 2004 net revenues rose 14% to $820.5 million; operating income increased 74% to $113.6 million; and AOCF increased 19% to $325.0 million, all as compared to the year-earlier period.  Full year 2004 Telecommunications Services net revenues rose 15% to $3.1 billion compared to 2003.  Operating income for the full year increased 76% to $423.1 million and AOCF increased 17% to $1.2 billion, both as compared to the prior year.

Cable Television

Cable Television, comprised of analog and digital video, high-speed data (HSD), voice and R&D/Technology, recorded fourth quarter net revenues of $773.5 million, up 14% compared to the prior year period.  Operating income increased 70% to $115.0 million and AOCF rose 20% to $304.0 million, each compared to the year-earlier period.  The increases in revenue, operating income, and AOCF reflect the addition of 333,273 revenue generating units for the quarter, reflecting growth in basic and digital video, high-speed data, and voice customer relationships.

Highlights include:

•                  Revenue Generating Units up 333,273 or 6% for the quarter and 1,133,622 or 23% for the year

•                  Basic video customers up 10,788 or 0.4% for the quarter and 18,307 or 0.6% for the year; third consecutive quarterly increase in basic subscribers

•                  iO: Interactive Optimum digital video customers up 145,933 or 11% for the quarter and  577,530 or 64% for the year

•                  Optimum Online HSD customers up 93,517 or 7% for the quarter and 295,519 or 28% for the year

•                  Optimum Voice customers up 83,497 or 44% for the quarter and 244,038 for the year

•                  Cable television RPS of $87.17, up $3.28 for the quarter and $10.48 for the year

•                  Advertising revenue up 25% for the quarter and 10% for the year

•                  Full year AOCF margin of 39.2% compared to 38.2% for 2003

Lightpath - Business Services

For the fourth quarter, Lightpath reported $54.5 million in net revenues, a 20% increase compared to the prior year period.  Operating loss decreased to $1.4 million in the fourth quarter of 2004 compared to an operating loss of $2.3 million in the prior year period.  AOCF was $21.0 million, up 6% from the fourth quarter of 2003.  The revenue and AOCF increases are primarily attributable to growth in data revenue from both Optimum Online for business and Lightpath.net and other data transport services over Lightpath’s fiber infrastructure.  Net revenue for Lightpath includes the impact of Optimum Voice call completion activity, which has no impact on AOCF.

Rainbow Media’s Core Networks

Rainbow Media’s Core Networks’ (AMC, The Independent Film Channel (“IFC”), WE: Women’s Entertainment and Consolidated Regional Sports) fourth quarter net revenues increased 28% to $214.0 million, operating income increased from $20.6 million to $74.1 million and AOCF increased 106% to $95.9 million, each compared to the year-earlier period.  On a pro forma basis, which reflects the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area in 2003, net revenues and AOCF for the quarter would have increased 6% and 90%, respectively.

For the full year 2004, net revenues rose 49% to $909.7 million compared to full year 2003.  Operating income for the full year increased 78% to $271.3 million, while AOCF increased 62% to $366.7 million, both compared to the prior year.  Pro forma for the consolidation of Fox Sports Chicago and Bay Area, net revenues and AOCF would have increased 15% and 43%, respectively.

AMC/IFC/WE

Fourth quarter 2004 net revenues increased 13% to $137.0 million due to a 32% increase in advertising revenue as well as higher affiliate revenue driven by increases in viewing subscribers.  Operating income increased from $12.4 million to $38.8 million and AOCF increased 63% to $55.5 million, each compared to the prior year period.  The fourth quarter of 2003 included a $17.9 million write-down of certain film and programming contracts which, if excluded, would result in operating income growth of 28% and AOCF growth of 7% for the fourth quarter of 2004.  The operating income and AOCF growth reflects these revenue increases, offset in part by higher marketing and programming costs during the period.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida, Fox Sports Net Ohio, Fox Sports Net Chicago and Fox Sports Net Bay Area (Chicago and Bay Area were consolidated effective December 12, 2003 and are 60% owned by Rainbow).  Fourth quarter 2004 net revenues rose 67% to $77.0 million, operating income increased from $8.2 million to $35.2 million and AOCF increased from $12.4 million to $40.4 million, all as compared to the prior year period.

Pro forma to reflect the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area in 2003, net revenue decreased 6%, due primarily to lower advertising revenue.  Operating income increased 188% and AOCF increased 145% on a pro forma basis, driven by lower rights expense and production costs.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow developmental ventures.  Fourth quarter net revenues increased 2% to $53.2 million and the operating loss for the quarter declined to $20.2 million compared to an operating loss of $35.9 million in the year earlier period.  The AOCF deficit for the quarter totaled $9.0 million compared to an AOCF deficit of $24.6 million for the prior year period.  The lower AOCF deficit is primarily attributable to higher affiliate and advertising revenue at fuse and lower expense levels at several of the programming services.

Madison Square Garden

Madison Square Garden’s businesses include: MSG Networks, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex and Radio City Music Hall.  Madison Square Garden’s fourth quarter net revenue was $298.2 million, a decrease of 8% from the year earlier period, primarily due to the loss of NHL hockey games during the period, partially offset by higher revenues at MSG Networks and higher Knicks ticket revenues.  For the fourth quarter, operating income totaled $41.3 million compared to $11.4 million in the year earlier period and AOCF was $54.8 million compared to $28.1 million in the year earlier period.  The higher operating income and AOCF is due to several factors, including the MSG Networks and Knicks revenue impacts, lower Knicks player compensation, the elimination of certain severance costs incurred in 2003 and lower expenses at Radio City resulting from changes in the mix of shows.

Rainbow DBS – VOOM

On January 20, 2005, Cablevision Systems Corporation and CSC Holdings Inc. (collectively, the “Company”) entered into a definitive agreement for Rainbow DBS Company LLC to sell its Rainbow 1 direct broadcast satellite and certain other related assets to a subsidiary of EchoStar Communications Corp. for $200 million in cash.  On February 10, 2005, the Company announced that it had signed a letter of intent under which VOOM HD, LLC, a new private company formed by certain holders of Cablevision Class B Common Stock, including Charles F. Dolan and Tom Dolan, will acquire from the Company the business, assets and liabilities of the Company’s Rainbow DBS satellite business not included in the above mentioned agreement with EchoStar.  The parties’ obligations under the letter of intent are subject to the execution of a definitive agreement by February 28, 2005, and the transaction is contingent on the Board’s approval of the definitive agreement.  There can be no assurance that a definitive agreement will be entered into or that the transaction will be consummated.

Fourth quarter 2004 revenue, operating loss, and AOCF deficit for Rainbow DBS were $5.3 million, $449.8 million, and $190.0 million, respectively.  Full year 2004 revenue, operating loss, and AOCF deficit for Rainbow DBS were $14.9 million, $661.4 million and $367.1 million, respectively.  The fourth quarter and full year operating loss reflect an impairment charge of $246.0 million, reflecting management’s estimates of the excess of the carrying value over the fair value of long lived assets, which has been recorded in depreciation and amortization.  In addition, fourth quarter and full year operating loss and AOCF include $108.9 million of technical and operating expense that reflects the write-down to net realizable value of certain assets consisting primarily of equipment inventory and licensed film rights.

Theatres

For the fourth quarter, Clearview Cinemas’ net revenue totaled $21.1 million, a 7% decrease compared to $22.7 million in the prior year period.  The operating loss for the fourth quarter was $1.8 million compared to an operating loss of $0.7 million in the prior year period, and AOCF was $1.1 million compared to $1.5 million in the prior year period.  For the full year 2004, Clearview Cinemas’ net revenue totaled $80.5 million, a 5% decrease compared to $84.4 million in the prior year.  The full year 2004 operating loss was $6.5 million compared to an operating loss of $2.0 million in the prior year, and AOCF was $2.6 million compared to $5.9 million in the 2003 period.

2005 Outlook

The company provides the following guidance for the full year 2005:

Cable Television
Basic video subscribers	+ 1.5 to 2.0%
Revenue generating unit (RGU) net additions	+ 1.0 to 1.25 million
Total revenue growth	mid teens*
Adjusted operating cash flow growth	mid teens*
Capital expenditures	$600 to $650 million

Rainbow Media
AMC/IFC/WE
Total revenue growth	mid to high single digit *
Adjusted operating cash flow growth	mid to high single digit *

* Percentage growth

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income (loss), please see page 6 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve more than 3 million households in the New York metropolitan area.  The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television offering, Optimum Online high-speed Internet service, Optimum Voice digital voice-over-cable service, and its Lightpath integrated business communications services.  Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks.  In addition to its telecommunications and programming businesses, Cablevision is the controlling owner of Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	John Bier
	Senior Vice President	Senior Vice President
	Media and Community Relations	and Treasurer
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 4Q 2004 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-8507

Conference call replay number (973) 341-3080/ pin #5722951 until March 2, 2005

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues, net	$1,364,434	$1,227,284	$4,932,864	$4,177,148
Adjusted operating cash flow (a)	$261,410	$250,061	$1,317,406	$1,145,879
Stock plan expense	(18,244)	(21,186)	(35,143)	(42,806)
Restructuring credits (charges)	2,035	698	(151)	(10,725)
Operating income before depreciation and amortization	245,201	229,573	1,282,112	1,092,348
Depreciation and amortization (a)	524,257	275,603	1,341,549	1,060,651
Operating income (loss)(a)	(279,056)	(46,030)	(59,437)	31,697
Other income (expense):
Interest expense, net	(182,394)	(181,826)	(710,781)	(603,136)
Equity in net income (loss) of affiliates	(5,642)	(8,048)	(12,991)	429,732
Gain (loss) on sale of cable assets and programming and affiliate interests, net	2,232	—	2,232	(13,644)
Write-off of deferred financing costs	—	(388)	(18,961)	(388)
Gain on investments, net	144,504	24,999	134,598	235,857
Loss on derivative contracts, net	(131,256)	(42,541)	(165,305)	(208,323)
Loss on extinguishment of debt	(6,076)	—	(78,571)	—
Minority interests	(26,942)	(9,834)	(91,776)	(138,168)
Miscellaneous, net	383	5,931	294	3,624
Loss from continuing operations before income taxes	(484,247)	(257,737)	(1,000,698)	(262,749)
Income tax (expense) benefit	174,260	61,166	333,696	(20,367)
Loss from continuing operations	(309,987)	(196,571)	(667,002)	(283,116)
Income (loss) from discontinued operations, net of taxes	4,161	(731)	(1,654)	(14,123)
Loss before extraordinary item	(305,826)	(197,302)	(668,656)	(297,239)
Extraordinary loss on investment, net of taxes	—	—	(7,436)	—
Net loss	$(305,826)	$(197,302)	$(676,092)	$(297,239)
Basic and diluted net loss per share:
Loss from continuing operations	$(1.08)	$(0.69)	$(2.32)	$(0.99)
Income (loss) from discontinued operations	$0.01	$—	$(0.01)	$(0.05)
Extraordinary loss	$—	$—	$(0.03)	$—
Net loss	$(1.06)	$(0.69)	$(2.36)	$(1.04)
Basic weighted average common shares (in thousands)	287,319	286,766	287,085	285,486

(a)                                  The fourth quarter and full year 2004 operating loss reflect an impairment charge of approximately $246.0 million, reflecting management’s estimates of the excess of the carrying value over the fair value of long lived assets, which has been recorded in depreciation and amortization.  In addition, fourth quarter and full year operating loss and AOCF include approximately $108.9 million of technical and operating expense that reflects the write-down to net realizable value of certain assets consisting primarily of equipment inventory and licensed film rights.  These charges relate to the Board of Directors decision to suspend pursuit of the spin off of the Company’s Rainbow Media Enterprises subsidiary, as disclosed in the Company’s 8-K filing dated December 20, 2004.  On January 20, 2005, the Company announced it had entered into a definitive agreement for the sale of certain assets of Rainbow DBS Company LLC to EchoStar Communications Corp., and on February 10, 2005, the Company announced it had executed a letter of intent with VOOM HD, LLC for the sale of the business and certain assets and liabilities of Rainbow DBS Company LLC.  (Please refer to the Company’s 8-K filings dated January 20, 2005 and February 10, 2005 for a discussion of these agreements).  The Company has not yet executed a definitive agreement with VOOM HD LLC.  The terms of any definitive agreement may result in changes to the impairment charges set forth above which would be reflected in our audited financial statements as of and for the year ended December 31, 2004, to be filed in our 2004 Form 10-K.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO ADJUSTED OPERATING
CASH FLOW

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation, amortization and impairments of long-lived assets in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting and marking to market of variable stock options, stock appreciation rights granted under our employee stock option plan, and charges related to the issuance of restricted shares.

•                  Restructuring charges (credits).  This adjustment eliminates the charges or credits recorded that are associated with costs related to the elimination of positions, facility realignment, and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

Actual December 31, 2004
CAPITALIZATION

Cash and Cash Equivalents	$866,816
Bank debt	$2,489,887
Collateralized indebtedness	1,553,427
Senior notes and debentures	5,991,564
Senior subordinated notes and debentures	746,231
Notes payable	150,000
Capital lease obligations	71,563
Debt	$11,002,672

LEVERAGE

Debt	$11,002,672
Less: collateralized indebtedness (1) and cash	2,420,243
Net debt	$8,582,429

Ratio
Consolidated net debt/adjusted operating cash flow (2)	6.0x
Restricted Group leverage (Bank Test)	5.1x
CSC Holdings notes and debentures ratio (3)	5.1x
Cablevision notes ratio (4)	6.3x
Rainbow National Services notes ratio (5)	5.8x

(1)                                  Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.

(2)                                  Adjusted operating cash flow is annualized based on the quarterly results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.  AOCF for consolidated leverage purposes excludes the $108.9 million non-cash write-down recorded at Rainbow DBS.

(3)                                  Reflects debt to cash flow ratio applicable under indentures pursuant to which the CSC Holdings notes and debentures were issued.  The annualized AOCF (as defined) used in the Restricted Group bank leverage test and for the CSC Holdings indentures test was $1,253,324.

(4)                                  Reflects debt to cash flow ratio under the Cablevision senior notes indentures.

(5)                                  Reflects debt to cash flow ratio under the Rainbow National Services notes issued in August 2004. The annualized AOCF (as defined) used in the notes ratio was $242,894.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES

	Three Months Ended December 31,		%
	2004	2003	Change
Cable Television	$773,478	$679,001	13.9%
Lightpath – Business Services.	54,527	45,638	19.5%
Eliminations (a)	(7,550)	(1,679)	—
Total Telecommunications	820,455	722,960	13.5%
AMC/IFC/WE	137,016	120,852	13.4%
Consolidated Regional Sports	76,957	46,126	66.8%
Subtotal Core Networks	213,973	166,978	28.1%
Developing/Other	53,223	52,130	2.1%
Eliminations (a)	(8,334)	(9,905)	15.9%
Total Rainbow	258,862	209,203	23.7%
MSG	298,190	322,606	(7.6)%
Rainbow DBS	5,314	—	—
Theatres	21,133	22,747	(7.1)%
Other (b)	2,945	—	—
Eliminations (c)	(42,465)	(50,232)	15.5%
Total Cablevision	$1,364,434	$1,227,284	11.2%

NET REVENUES

	Twelve Months Ended December 31,		%
	2004	2003	Change
Cable Television	$2,944,009	$2,549,402	15.5%
Lightpath – Business Services	203,908	178,321	14.3%
Eliminations (a)	(23,961)	(12,425)	(92.8)%
Total Telecommunications	3,123,956	2,715,298	15.1%
AMC/IFC/WE	522,975	441,901	18.3%
Consolidated Regional Sports	386,676	167,250	131.2%
Subtotal Core Networks	909,651	609,151	49.3%
Developing/Other	214,671	184,738	16.2%
Eliminations (a)	(30,123)	(29,043)	(3.7)%
Total Rainbow	1,094,199	764,846	43.1%
MSG	778,754	771,986	0.9%
Rainbow DBS	14,935	—	—
Theatres	80,472	84,447	(4.7)%
Other (b)	6,293	—	—
Eliminations (c)	(165,745)	(159,429)	(4.0)%
Total Cablevision	$4,932,864	$4,177,148	18.1%

(a)                                  Represents intra-segment revenues.

(b)                                 Includes net revenues of PVI Virtual Media which was consolidated in the second quarter of 2004 in accordance with FIN 46.

(c)                                  Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow (a)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Cable Television	$114,976	$67,680	69.9%	$303,987	$253,026	20.1%
Lightpath – Business Services	(1,375)	(2,289)	39.9%	21,019	19,804	6.1%
Total Telecommunications	113,601	65,391	73.7%	325,006	272,830	19.1%
AMC/IFC/WE (b)	38,811	12,433	—	55,459	34,099	62.6%
Consolidated Regional Sports	35,248	8,168	—	40,391	12,378	—
Subtotal Core Networks	74,059	20,601	—	95,850	46,477	106.2%
Developing/Other (b)	(20,196)	(35,929)	43.8%	(9,036)	(24,572)	63.2%
Total Rainbow	53,863	(15,328)	—	86,814	21,905	—
MSG	41,344	11,362	—	54,840	28,083	95.3%
Rainbow DBS	(449,845)	(54,902)	—	(189,974)	(47,664)	—
Theatres	(1,836)	(722)	(154.3)%	1,078	1,481	(27.2)%
Other (c)	(36,183)	(51,831)	30.2%	(16,354)	(26,574)	38.5%
Total Cablevision	$(279,056)	$(46,030)	—	$261,410	$250,061	4.5%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow (a)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2004	2003	Change	2004	2003	Change
Cable Television	$432,031	$249,315	73.3%	$1,153,566	$974,323	18.4%
Lightpath – Business Services	(8,940)	(9,280)	3.7%	73,224	71,835	1.9%
Total Telecommunications	423,091	240,035	76.3%	1,226,790	1,046,158	17.3%
AMC/IFC/WE (b)	159,815	110,445	44.7%	234,058	170,808	37.0%
Consolidated Regional Sports	111,481	42,184	164.3%	132,612	55,115	140.6%
Subtotal Core Networks	271,296	152,629	77.7%	366,670	225,923	62.3%
Developing/Other (b)	(73,518)	(117,183)	37.3%	(34,499)	(76,709)	55.0%
Total Rainbow	197,778	35,446	—	332,171	149,214	122.6%
MSG	117,025	4,499	—	170,057	67,626	151.5%
Rainbow DBS	(661,446)	(89,668)	—	(367,126)	(82,254)	—
Theatres	(6,518)	(1,952)	—	2,566	5,866	(56.3)%
Other (c)	(129,367)	(156,663)	17.4%	(47,052)	(40,731)	(15.5)%
Total Cablevision	$(59,437)	$31,697	—	$1,317,406	$1,145,879	15.0%

(a)                                  Adjusted operating cash flow excludes restructuring charges (credits) of $(2.0) million and $0.2 million in the three and twelve months ended December 31, 2004 and $(0.7) million and $10.7 million in the three and twelve months ended December 31, 2003.  It also excludes stock plan expense of $18.2 million and $35.1 million in the three and twelve months ended December 31, 2004 and $21.2 million and $42.8 million in the three and twelve months ended December 31, 2003.  Adjusted operating cash flow includes long-term incentive plan expenses of $5.5 million and $31.8 million in the three and twelve months ended December 31, 2004, and $6.8 million and $36.0 million in the three and twelve months ended December 31, 2003.  The long-term incentive plan expenses are cash awards, some of which are performance based, to senior executives of the company that vest over varying periods.

(b)                                 Operating income (loss) for AMC/IFC/WE and Developing/Other has been reclassified to reflect the push down from Rainbow Media Holdings of certain amortization expense of acquired intangibles and depreciation expense relating to the fair value step up of fixed assets.

(c)                                  Other includes certain senior management retirement costs, management bonuses and costs associated with the Rainbow DBS spin off plan and the costs of Sarbanes-Oxley compliance.  Other operating income (loss) also includes certain long-term incentive plan expenses.

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	December 31, 2004	September 30, 2004	December 31, 2003
CABLE TELEVISION
Homes Passed	4,443,229	4,427,561	4,400,894
Basic Video Customers	2,963,001	2,952,213	2,944,694
Digital Video Customers	1,483,024	1,337,091	905,494
High-Speed Data Customers (a)	1,352,541	1,259,024	1,057,022
Voice Customers	272,688	189,191	28,650
Residential Telephone Customers	9,412	9,874	11,184
Total Revenue Generating Units	6,080,666	5,747,393	4,947,044
Basic Video Penetration	66.7%	66.7%	66.9%
Customer Relationships (b)	3,078,172	3,063,036	3,041,851
Monthly Churn	1.9%	2.1%	2.1%
iO – Digital Video
Customers	1,483,024	1,337,091	905,494
Penetration of Basic Video Customers	50.1%	45.3%	30.8%
Monthly Churn	2.5%	3.1%	3.2%
Optimum Online – High-Speed Data
Customers (a)	1,352,541	1,259,024	1,057,022
Penetration of Homes Passed	30.4%	28.4%	24.0%
Monthly Churn	2.2%	2.6%	2.2%
Optimum Voice – Voice
Customers	272,688	189,191	28,650
Penetration of Homes Passed	6.1%	4.3%	0.7%
Optimum Telephone – Residential
Customers	9,412	9,874	11,184
Cable Television Revenues for the three months ended (dollars in millions, except per customer data)
Video (c)	$545	$542	$507
Advertising	30	24	30
Other (d)	9	4	4
Total Video Revenues	584	570	541
High-Speed Data	159	150	129
Voice and Other	30	23	10
Total Cable Television Revenue	$773	$743	$680
Average Monthly Cable Television Revenue per Basic Video Customer	$87.17	$83.89	$76.69
LIGHTPATH – Business Services
Buildings on-net	1,662	1,634	1,653
Access Lines	154,001	151,210	142,688
Fiber Miles	126,690	121,995	119,405
Route Miles	2,439	2,390	2,320

(a)                                  Includes 36,138 business modem customers as of December 31, 2004; 33,535 as of September 30, 2004; and 25,699 as of December 31, 2003.

(b)                                 Number of customers who receive at least one of the Company’s services.  Does not include customers who subscribe only to business modem service totaling 17,563 as of December 31, 2004; 12,536 as of September 30, 2004; and 8,804 as of December 31, 2003.

(c)                                  Video revenue includes analog, digital, PPV, VOD and SVOD revenue.

(d)                                 Includes installation revenue, guide revenue, and other product offerings.

CABLEVISION SYSTEMS CORPORATION

	Three Months Ended December 31,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$81,131	$86,840
Scalable infrastructure	13,093	19,442
Line extensions	11,412	7,450
Upgrade/rebuild	4,156	29,812
Support	13,921	11,714
Total Cable Television	123,713	155,258
Commercial (Lightpath)	14,293	21,818
Total Telecommunications	138,006	177,076
Rainbow	11,369	4,988
MSG	5,626	3,039
Rainbow DBS	54,458	36,768
Other (Corporate and Theatres)	11,535	4,563
Total Cablevision	$220,994	$226,434

	Twelve Months Ended December 31,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$428,476	$448,456
Scalable infrastructure	56,893	60,628
Line extensions	30,393	23,303
Upgrade/rebuild	11,671	139,074
Support	46,405	43,721
Total Cable Television	573,838	715,182
Commercial (Lightpath)	47,642	60,259
Total Telecommunications	621,480	775,441
Rainbow	23,956	15,760
MSG	12,153	6,578
Rainbow DBS	98,478	78,398
Other (Corporate and Theatres)	19,568	12,194
Total Cablevision	$775,635	$888,371

	Viewing Subscribers		Basic Subscribers
	December 31,		December 31,
	2004	2003	2004	2003
	(in thousands)
SUBSCRIBERS
AMC	76,100	74,000	84,000	81,000
WE	49,900	46,700	71,600	68,400
IFC	34,600	29,700	74,900	69,900
fuse	33,100	29,600	66,800	62,300
Consolidated Regional Sports (Florida, Ohio, Bay Area & Chicago)	16,000	15,300	17,300	16,600
Non-Consolidated Fox Sports Networks (New England)	3,800	3,700	4,300	4,200